EXHIBIT 99.1

Contact: John Davenport or Bob Connors, CFO, 510-490-0719

FIBERSTARS REPORTS 3RD QUARTER RESULTS

FREMONT, Calif., November 9, 2005—Fiberstars, Inc. (Nasdaq: FBST) today announced third quarter 2005 results.

As previously reported sales for the quarter were approximately $7,638,000, an increase of 4% over third quarter 2004 sales of $7,333,000.  Sales for the nine month period ended September 30, 2005 were approximately $22,102,000 compared to $21,890,000 for the same nine month period in 2004.

Also, as previously reported, EFO® sales for the quarter were approximately $450,000, well above the $65,000 in EFO sales for the same quarter a year ago and about level with second quarter EFO sales. EFO sales for the first nine months of 2005 were $1,216,000, compared to $288,000 for the same period in 2004.

The net loss for the quarter was $2,074,000 compared to a loss of $60,000 for the same quarter in 2004.  The net loss for the nine months ended September 30, 2005 was $3,887,000 compared to a loss of $363,000 for the same period in 2004.

John Davenport, Fiberstars CEO noted, “The loss was in line with expectations given our prior announcements indicating significant restructuring expenses in the second half of this year along with higher legal expenses associated with the settlement of the Pentair lawsuit.  R&D spending was also increased due to an increase in expenses for DARPA projects and for expenses resulting from customer requests for prototype EFO freezer case and daylight spectrum lamp installations.”

“We experienced strong growth in EFO sales in the first nine months of this year with sales up four times over last year.” Davenport added, “While our traditional fiber optic business saw continued softness in our spa lighting segment, the shortfall was made up by a strong showing in European sales, which grew 50% in the quarter.”

“We were pleased to complete our recent financing, with all 3,016,645 shares in the offering sold, of which 2,500,000 were for newly issued shares.  The approximately $20,000,000 in net funding to the Company will allow Fiberstars to meet the production and sales and marketing requirements for a continued EFO rollout.”

The Company had cash balances at the end of the third quarter, which was prior to the equity offering of $4.4 million, and had no borrowings against its $5 million line of credit with Silicon Valley Bank.

About Fiberstars

Fiberstars designs, develops, manufactures and markets fiber optic lighting systems for wide-ranging uses in both the general commercial and the pool and spa lighting markets.  Fiberstars’ EFO system, introduced in 2004, offers energy savings, heat dissipation and maintenance cost benefits over conventional lighting for multiple applications. The Company’s headquarters are located at 44259 Nobel Dr., Fremont, California. The Company has additional offices in Solon, Ohio, New York City, England and Germany. Telephone: 510-490-0719. Web site: www.fiberstars.com.

Forward-looking statements in this release, including, but not limited to, statements regarding anticipated EFO sales growth and the Company’s expectation that funding from the offering will allow Fiberstars to meet production and sales and marketing requirements for the continued EFO rollout, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those discussed in these forward-looking statements.  These risks and uncertainties include, but are not limited to, the success of the Company’s EFO lighting system, the Company’s ability to successfully develop and market new products in a timely manner, if at all, the Company’s ability to avoid delays in manufacturing products, and the effect of general economic conditions. For information about potential factors which could affect Fiberstars’ financial results, please refer to Fiberstars’ SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof.  Fiberstars disclaims any intention or obligation to update or revise any forward-looking statements.

FIBERSTARS, INC.

CONDENSED

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,366	$3,609
Accounts receivable trade, net	4,865	7,224
Notes and other accounts receivable	45	152
Inventories, net	8,149	8,433
Prepaids and other current assets	992	455
Total current assets	18,417	19,873

Fixed assets, net	2,274	2,604
Goodwill, net	4,158	4,279
Intangibles, net	33	150
Other assets	77	112
Total assets	$24,959	$27,018

LIABILITIES
Current liabilities:
Accounts payable	$2,758	$2,920
Accrued liabilities	2,879	2,374
Short-term bank borrowings	127	38
Total current liabilities	5,764	5,332
Long-term bank borrowings	395	484
Total liabilities	6,159	5,816

SHAREHOLDERS’ EQUITY
Common stock	1	1
Additional paid-in capital	29,283	27,520
Unearned stock based compensation	(389)	(490)

Accumulated other comprehensive income	283	662
Accumulated deficit	(10,378)	(6,491)
Total shareholders’ equity	18,800	21,202
Total liabilities and shareholders’ equity	$24,959	$27,018

The accompanying notes are an integral part of these financial statements

FIBERSTARS, INC.

CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net sales	$7,638	$7,333	$22,102	$21,890
Cost of sales	4,680	4,588	13,679	13,478
Gross profit	2,958	2,745	8,423	8,412
Operating expenses:

Research and development	639	117	1,516	603
Sales and marketing	2,611	2,068	7,319	6,254
General and administrative	766	598	2,324	1,868
Restructure expense	904	—	1,102	—
Total operating expenses	4,920	2,783	12,261	8,725
Profit (loss) from operations	(1,962)	(38)	(3,838)	(313)
Other income (expense):
Equity in joint venture’s income	(11)	1	10	—
Interest income (expense), net	(11)	(42)	4	(63)

Profit (loss) before income taxes	(1984)	(79)	(3,824)	(376)
Benefit from (provision for) income taxes	(90)	19	(63)	13
Net income (loss)	$(2,074)	$(60)	$(3,887)	$(363)

Net income (loss) per share – basic and diluted	$(0.25)	$(0.01)	$(0.50)	$(0.05)

Shares used in computing net income per share – basic	8,169	7,278	7,782	7,183